Exhibit 10.2

Execution Version

ACCELERATE DIAGNOSTICS, INC.

SUMMARY OF TERMS AND CONDITIONS

Senior Secured SuperPriority
Debtor-In-Possession Credit Facility

This Summary of Terms and Conditions (the “DIP Term Sheet”) describes the terms and conditions of a multi-draw senior secured super-priority priming term loan debtor-in-possession credit facility in the aggregate principal amount of up to approximately $36,879,241.41 (the “DIP Facility”) to be provided by the DIP Lender to the Borrower in connection with cases (collectively, the “Chapter 11 Cases”) to be filed by the Debtors in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) on or around May 7, 2025, (the date of filing, the “Petition Date”). This DIP Term Sheet shall be binding on the parties upon execution by the Borrower, the Guarantor and the Initial DIP Lender.

This DIP Term Sheet is confidential, and, except to the extent agreed to by the Initial DIP Lenders and the Debtors, shall not be disclosed to any person other than the Debtors, lenders, potential agents, potential lenders and their attorneys and other advisors, and then only on a confidential basis and for the sole purpose of evaluating and advising as to the DIP Facility, and as required by applicable regulatory requirements and/or applicable law. This DIP Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines.

This DIP Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the DIP Loan Documents, which remain subject to negotiation and completion in accordance with and consistent with this DIP Term Sheet, any other applicable documents, and applicable bankruptcy law. All capitalized terms used herein and not defined shall have the meaning ascribed in the Interim DIP Order.

Borrower:	Accelerate Diagnostics, Inc. (the “Borrower”)
Guarantors:	Accelerate Diagnostics Texas LLC and each other existing or future direct or indirect subsidiary of the Borrower, other than any subsidiary that is not organized in a state in the United States or the District of Columbia (the “Guarantors”, and together with the Borrower, the “Loan Parties”).
DIP Lenders:	Affiliates of Indaba Capital Management (the “Initial DIP Lender”)
Debtors:	Accelerate Diagnostics, Inc. and Accelerate Diagnostics Texas LLC (the “Debtors”)

DIP Facility:

A senior secured superpriority priming debtor-in-possession multi-draw term loan credit facility in the aggregate principal amount of $36,879,241.41 (the “DIP Facility”) consisting of (x) new-money delayed-draw term loans in an aggregate principal amount not to exceed $12,500,000 (the "New Money DIP Loans") which the Borrower shall be permitted to draw, in accordance with, and subject to the terms and conditions set forth in this DIP Term Sheet, the DIP Orders and the DIP Loan Documents; (y) a "roll up" of $16,879,24.41 of the amounts outstanding under the Prepetition Super Priority Notes (the “Super Priority Roll-Up Loans” and together with the New Money DIP Loans, the “DIP Loans”)); and (z) subject to entry of the Final DIP Order, a “roll up” of $7,500,000 of the amounts outstanding under the Prepetition Convertible Notes (the “Convertible Note Roll-Up Loans”) in accordance with and subject to the terms and conditions set forth in this DIP Term Sheet, the DIP Orders and the DIP Loan Documents.

Each of the Prepetition Convertible Notes Holders shall have the right to participate pro rata (based on its holdings under the Prepetition Convertible Notes) in $2,500,000 of the New Money DIP Loans (the “Convertible Notes New Money Tranche”) and in exchange for such participation and contribution of such amounts, subject to entry of the Final DIP Order, those participating Prepetition Convertible Notes Holders will be permitted to roll-up their pro rata (based on its holdings of the Convertible Notes New Money Tranche) portion of the Convertible Note Roll-Up Loans, which shall be subordinated to the DIP Loans. Each Prepetition Convertible Notes Holder participating in the Convertible Notes New Money Tranche shall be a "Convertible Notes DIP Lenders.”

Subject to the terms herein, the DIP Facility shall be senior to all other indebtedness, including but not limited to, the Prepetition Super Priority Notes and the Prepetition Convertible Notes, subject to (a) the Carve Out, (b) Permitted Liens under and as defined in the Prepetition Super Priority Notes indenture that are senior to the DIP Facility by operation of law (the “Permitted Prepetition Prior Liens”) and (c) liens expressly provided for by the DIP Order then in effect (“Permitted DIP Order Liens” and, together with the Permitted Prepetition Prior Liens, “Permitted Prior DIP Liens” and (c) liens expressly provided for by the DIP Order then in effect (“Permitted DIP Order Liens” and, together with the Permitted Prepetition Prior Liens, “Permitted Prior DIP Liens”).

Maturity Date:	The earliest of: (i) the date that all Loans shall become due and payable in full in cash in accordance with the terms of the DIP Loan Documents, including due to acceleration; (ii) the closing of the sale of all or substantially of the Debtors' assets pursuant to section 363 of the Bankruptcy Code; and (iii) December 31, 2025.
Termination:

The New Money Loans shall automatically terminate on the DIP Termination Date. The Termination Date shall mean:

(i)            the date thirty-five (35) days after the Petition Date, unless the Final DIP Order has been entered;

(ii)           the Chapter 11 Plan Effective Date;

(iii)          the Maturity Date;

(iv)          the occurrence and continuance of any Event of Default under the DIP Loan Documents, subject to the applicable cure periods;

(v)           the date of a Bankruptcy Court order approving a motion for conversion or dismissal of Chapter 11 Cases, or for the appointment of a trustee, receiver, responsible officer, or examiner with enlarged powers, unless consented to by the Initial DIP Lender;

(vi)          the date the Bankruptcy Court orders conversion of any Chapter 11 Case to Chapter 7 liquidation;

(vii)         if the Interim DIP Order expires or is terminated, unless the Final DIP Order is effective beforehand; and

(viii)        the date on which the DIP Loans are accelerated or declared due and payable pursuant to the DIP Loan Documents, whether automatically, upon an Event of Default, or otherwise.

For the avoidance of doubt, unless credit bid as party of the 363-sale process and the Initial DIP Lender is the winning bidder, all amounts outstanding under the DIP Facility shall be due and payable in full, in cash, on the Termination Date.

In all circumstances, the commitments under the DIP Facility shall terminate on the Termination Date.

Structuring Fee:	$1,000,000 payable to the Initial DIP Lender, paid in kind of which 35% shall be earned and payable upon entry of the Interim DIP Order, 15% of which shall be earned and payable upon execution of the DIP Credit Agreement, and 50% of which shall be earned and payable upon entry of the Final DIP Order.

Backstop Fee:	$1,500,000 payable to the Initial DIP Lender, paid in kind of which 35% shall be earned and payable upon entry of the Interim DIP Order, 15% of which shall be earned and payable upon execution of the DIP Credit Agreement, and 50% of which shall be earned and payable upon entry of the Final DIP Order.
Exit Fee:	$7,500,000, paid in kind, which shall be payable to the Initial DIP Lender and each of the Prepetition Convertible Notes Holders that provides the New Money DIP Loans in an amount pro rata to each such participant’s contribution of the New Money DIP Loans (excluding the amount of New Money DIP Loans which make up the Discretionary Draw). For the Exit Fee 35% of the Exit Fee shall be earned and payable upon entry of the Interim DIP Order, 15% of the Exit Fee shall be earned and payable upon execution of the DIP Credit Agreement, and 50% of which shall be earned and payable upon entry of the Final DIP Order.
Use of Proceeds:

All proceeds under the DIP Facility shall be used only in accordance with the Approved Budget (as defined herein), the DIP Orders and the DIP Loan Documents and shall only be used for purposes to be mutually agreed upon by the Debtors and the Initial DIP Lender, including, but not limited to:

(i)            the payment of professional fees;

(ii)           working capital and other general corporate purposes of the Debtors (including the Debtors’ U.S. operations and, to the extent necessary, the operations of foreign non-debtors);

(iii)          the wind-down of the Debtors’ estates pursuant to the Approved Budget;

(iv)          to fund the payment of fees, costs, and expenses related to the DIP Facility, including the reasonable and documented fees and expenses of the Initial DIP Lender Advisors; and

(v)           to finance disbursements, in each case, in accordance with the Approved Budget, subject to Permitted Variances, this DIP Term Sheet, the DIP Loan Documents, the Approved Sale and the DIP Orders.

DIP Loan Documentation:

At the option of the Initial DIP Lender in its sole discretion, the Debtors shall execute definitive financing documentation with respect to the DIP Loans, satisfactory in form and substance to the Initial DIP Lender and the Debtors (and together with this DIP Term Sheet, the DIP Orders and other documents governing the DIP Facility, the “DIP Loan Documents”). The provisions of the DIP Loan Documents shall, upon execution, supersede the provisions of this DIP Term Sheet.

Notwithstanding anything to the contrary herein, to the extent elected by the Initial DIP Lenders, no later than May 18, 2025, definitive financing documentation with respect to the DIP Loans shall have been executed and shall be in full force and effect and shall be in form and substance acceptable to the Initial DIP Lender and the Debtors.

Draws and Roll Up Availability:

Borrower shall be permitted to make no more than 5 draws on the New Money DIP Loans, in each case, on terms consistent with the DIP Orders and the DIP Loan Documents.

The Borrower shall be permitted to draw on the New Money DIP Loans as follows:

•      on the first date upon which an order by the Bankruptcy Court granting interim approval of the DIP Facility (which shall be in form and substance consistent with this DIP Term Sheet and otherwise satisfactory to the Initial DIP Lender and the Debtors, the “Interim DIP Order”) shall have been entered and all other conditions precedent to funding shall have been satisfied or waived (the “Closing Date”), an amount of the New Money DIP Loans not to exceed $5,000,000 consisting of (a) $3,500,000 shall be immediately available to the Debtors upon entry of the Interim DIP Order (the "Initial Draw") and (b) $1,500,000 shall be immediately available to the Debtors upon execution of the DIP Credit Agreement (as defined herein), which for the avoidance of doubt must be in form and substance acceptable to the Initial DIP Lender and the Debtors (the “Credit Agreement Draw”); and

•       on the first date upon which an order by the Bankruptcy Court granting final approval of the DIP Facility (which shall be in form and substance consistent with this DIP Term Sheet and otherwise satisfactory to the Initial DIP Lenders and the Debtors, the “Final DIP Order” and together with the Interim DIP Order, the “DIP Orders”) shall have been entered and all other conditions precedent to funding shall have been satisfied or waived, an amount of the New Money DIP Loans not to exceed $7,500,000 consisting of (a) $2,500,000 shall be made immediately available to the Debtors upon entry of the Final DIP Order (the "Final Order Draw"); (b) $2,500,000 made available to the Debtors when such amount is necessary to be drawn in accordance with the Approved Budget required to be drawn in accordance the Approved Budget in order for the Borrower to maintain the greater of (i) compliance with the Minimum Cash Balance Covenant or (ii) the forecasted operational needs in compliance with the Approved Budget and Permitted Variance up to $2,500,000 (the “Convertible Notes New Money Draw”); and (c) up to $2,500,000 million made available to the Debtors only in the sole and complete discretion of the Initial DIP Lender (the "Discretionary Draw").

The New Money DIP Loans which comprise the Initial Draw, the Credit Agreement Draw, the Final Order Draw and the Discretionary Draw shall be funded solely by the Initial DIP Lender.

The Convertible Notes New Money Draw shall be funded by the Convertible Notes DIP Lenders and backstopped fully by the Initial DIP Lender.

Notwithstanding anything to the contrary set forth herein, the maximum new money borrowing under the DIP Facility shall be limited to $10,000,000 unless and until the Borrower is permitted to access the Discretionary Draw at the sole and complete discretion of the Initial DIP Lender.

The DIP Roll-Up Loans and Convertible Notes Roll-Up Loans shall be subject to the below:

•       upon entry of the Interim Order and subject to the satisfaction of other conditions set forth in the DIP Loan Documents, the roll up of the Initial DIP Lender’s ratable share of $11,252,827.61 million of the Prepetition Super Priority Notes Obligations on account of and in proportion to the Initial Draw and the Credit Agreement Draw (the “Interim DIP Roll-Up Loans”); and

•       upon entry of the Final Order and subject to the satisfaction of other conditions in the DIP Loan Documents, (i) the roll-up of the DIP Lender's remaining ratable share of $5,626,413.80 million of the Prepetition Super Priority Notes Obligations (the “Final DIP Roll-Up Loans”) on account of and in proportion to the Final DIP Draw and (ii) the roll up of the Convertible Note Roll-Up Loans.

Upon the entry of the Interim DIP Order with respect to the Interim DIP Roll-Up Loans, and upon the entry of the Final DIP Order with respect to the Final DIP Roll-Up Loans, the applicable Interim DIP Roll-Up Loans and the Final DIP Roll-Up Loans shall be automatically deemed funded pursuant to the DIP Orders and the DIP Loan Documents (on a cashless, dollar-for-dollar basis) and shall constitute DIP Obligations.

Milestones:

The DIP Loan Documents will contain the following milestones (the “Milestones”) acceptable to the Initial DIP Lenders and the Debtors for a process for the sale of substantially all the assets of the Debtors under Section 363 of the Bankruptcy Code. The Milestones shall include, without limitation:

(i)            no later than one (1) day after the Petition Date, the Debtors shall file a motion to establish bid procedures and approve the sale of assets to the Initial DIP Lender as a stalking horse bidder pursuant to the terms of an asset purchase agreement among the Debtors and the Initial DIP Lender, free and clear of all liens, claims and encumbrances, subject to higher and better offers in an auction process pursuant to Section 363 of the Bankruptcy Code (the "Bidding Procedures Motion");

(ii)           if elected by the Initial DIP Lender, no later than ten (10) days after the Petition Date, the Initial DIP Lender and the Debtors shall have entered into the DIP Credit Agreement (as defined herein) and any other definitive financing documentation necessary to document the terms of this DIP Term Sheet which shall be in form and substance acceptable to the Initial DIP Lender and the Debtors;

(iii)          no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered an order acceptable to the DIP Lender and the Debtors approving the Bidding Procedures Motion;

(iv)          no later than fifty (50) days after the Petition Date, the Bid Deadline (as defined in the Stalking Horse Term Sheet) shall occur;

(v)           in the event that no Qualified Bids are received by the Bid Deadline, unless otherwise agreed to in writing by the Initial DIP Lender, the Debtors shall cancel the auction and shall immediately seek to consummate the Credit Bid by the Initial DIP Lender, which transaction shall close no later than ninety (90) days after the Petition Date;

(vi)          in the event of the submission of one or more Qualified Bids, an Auction shall take place no later than five (5) days after the Bid Deadline and on such date (but no later than the following business day), the Debtors shall have selected one or more successful bidder(s); and

(vii)         if an Auction takes place and a third party bidder is selected as the winning bidder, no later than seventy-five (75) days after the Petition Date, the Bankruptcy Court shall have entered an order approving the sale of assets to the successful bidder(s) pursuant to section 363 of the Bankruptcy Code and such transaction shall have closed no later than ninety (90) days after the Petition Date.

Sale Proceeds:	In the event of any sale, lease, transfer, license, or other disposition of property of the Debtors that constitutes DIP Collateral outside the ordinary course of business (to the extent permitted by an order of the Bankruptcy Court), the Debtors shall promptly pay, without further notice or order of this Court, such amount (if any) of net cash proceeds resulting therefrom no later than one (1) business day following receipt of such proceeds to the DIP Lender up to the amount which indefeasibly pays in full, in cash, the DIP Obligations.
Budget:

The DIP Loan Documents shall contain provisions requiring the delivery of a thirteen (13)-week cash flow forecast to the Initial DIP Lender. The Debtors shall, not later than 5:00 p.m. New York City time every other Friday (commencing on the Friday of the second full week after the Petition Date occurs) deliver to the DIP Agent (as defined in the Interim DIP Order) a supplement to the Approved Budget then in effect (each, a "Budget Supplement"), covering the thirteen (13) week period (or thereafter if requested or approved by the Initial DIP Lender) commencing on the Friday of the calendar week immediately preceding the date of such Budget Supplement, the form, scope and level of detail of which Budget Supplement shall be consistent with the Initial Budget, and which Budget Supplement shall be otherwise in form and substance satisfactory to the Initial DIP Lender in its sole discretion (as confirmed and approved in writing (including via email) by the Agent) (each Budget Supplement, if, but solely if and upon, approved in accordance with the foregoing, an "Updated Budget").

For the avoidance of doubt, no Updated Budget shall become the Approved Budget unless and until approved by the Lenders, at their sole discretion (which approval shall be deemed granted upon receipt by the Borrower or its counsel of written notice (which may be via email) of such consent from the Initial DIP Lender (such approval or consent in accordance with the foregoing, the "DIP Lender Consent")), and in the event that such Updated Budget is not so approved by the Initial DIP Lender, the prior Approved Budget shall remain in effect; provided, however, that the Initial DIP Lender shall have any obligation to approve any Budget Supplement or any Updated Budget, and, no modification to any Updated Budget or any Approved Budget, or any reforecasting of any information relating to any period covered by any other Updated Budget or any Approved Budget, as the case may be, shall in any event be effective without DIP Lender Consent.

For purposes of compliance with this DIP Term Sheet, the DIP Orders, and the DIP Loan Documents, operating disbursements, capital expenditures, non-operating disbursements, and receipts shall be tested every other week on a cumulative basis beginning on the second full week following the Petition Date (i.e., from the Petition Date through the Friday prior to each testing date) (in each case, on an aggregate basis (i.e., the aggregate applicable receipts less aggregate applicable disbursements reflected as Net Cash Flow in the Approved Budget) and subject to a fifteen (15)% permitted variance) (the “Permitted Variance”).

“Approved Budget” means, initially, the Initial Budget and thereafter, the most recent Updated Budget in form and substance satisfactory to the Initial DIP Lender.

Reporting:	The Debtors shall provide the Initial DIP Lender with all reporting and other information required to be provided under the DIP Loan Documents. For the avoidance of doubt and notwithstanding any provision to the contrary in the DIP Loan Documents, the Bidding Procedures Motion, the Bidding Procedures Order or otherwise, the Initial DIP Lender shall be entitled to receive from the Debtors all information and materials received by the Debtors related to or in connection with an offer made by a party to purchase all or any portion of the Debtor's assets, including, without limitation, any information and materials required to be submitted for a party to be considered a “Qualified Bidder” (as defined in the Bidding Procedures Motion).
Collateral:

All indebtedness and obligations of the Debtors under the DIP Facility shall be secured by perfected, first priority (subject only to the Carve Out and Permitted Prior DIP Liens), senior priming liens under section 364 of the Bankruptcy Code on and security interests in all prepetition and postpetition property of the Debtors, whether existing on the Petition Date or thereafter acquired, including, without limitation, all inventory, equipment, accounts, cash and cash equivalents, general intangibles, intercompany receivables, contract rights, supporting obligations and letter-of-credit rights, instruments (including, but not limited to, intercompany notes), deposit accounts, investment property, intellectual property, books and records, investments, following entry of the Final DIP Order proceeds of causes of action (including those arising under sections 544, 547, 548 and 549 of the Bankruptcy Code and any related action under section 550 of the Bankruptcy Code), and to the extent not otherwise included, all proceeds, products, offspring, and profits of any and all of the foregoing (all such assets, collectively, the “DIP Collateral”).

The grant and perfection of the liens on the DIP Collateral securing the DIP Facility will be effected solely by the DIP Orders; provided that, at the election of the Initial DIP Lender, the Debtors will enter into a security agreement consistent with this DIP Term Sheet and otherwise satisfactory to the Initial DIP Lenders and the Debtors, will file the UCC “all assets” financing statements in the States of Delaware and Texas, respectively and will deliver stock certificates evidencing the equity interests of the subsidiaries of the Debtors that constitute certificated securities. No other grants, filings, recordations, deliveries, notices or endorsements in any jurisdiction will be required.

Priority of DIP Claims:	All obligations under the DIP Facility shall have superpriority administrative expense status pursuant to Section 364(c)(1) of the Bankruptcy Code with priority over all other costs and expenses of any kind, subject to the Carve-Out (as defined below) and Permitted Prior DIP Liens.
Adequate Protection:	The existing secured lenders shall receive adequate protection as described in the DIP Orders, subject to the Carve-Out and Permitted Prior DIP Liens.

Carve-Out:

The Carve-Out shall be, collectively, (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. §1930(a), (b) reasonable fees and expenses incurred by a trustee and payable under section 726(b) of the Bankruptcy Code in an aggregate amount not to exceed $25,000, and (c) subject to the Approved Budget and to the extent allowed at any time, whether by interim order, procedural order, or otherwise, unpaid fees and expenses of the professionals retained by the Debtors and any official committee of unsecured creditors appointed in the Chapter 11 Cases (the “UCC”) that (i) are incurred on or prior to the first business day following the date of delivery of the carve-out trigger notice, or (ii) are incurred after the first business day following the date of delivery of a carve-out trigger notice, subject to a cap of $500,000 in the aggregate for the Debtors’ professionals and a cap of $50,000 in the aggregate for the UCC’s professionals (the “Carve-Out”).

On a weekly basis, budgeted fees, costs and expenses of professionals retained by the Debtors and the UCC, if any, shall be funded into a segregated escrow account held in trust in an amount as set forth in the Approved Budget (the “Professional Fee Reserve”). Amounts funded into the Professional Fee Reserve shall be considered used by the Debtors at such time as they are deposited into the Professional Fee Reserve for distribution to professionals in accordance with orders of the Bankruptcy Court. Any amounts remaining in the Professional Fee Reserve after payment of allowed fees and expenses shall be DIP Collateral.

Stipulations and Releases:	The DIP Loan Documents will contain debtor stipulations and releases customary for debtor-in-possession financings of this type regarding validity of claims, liens and causes of action, in form and substance satisfactory to the Initial DIP Lender and the Debtors, and in each case subject to the investigation period provided in the DIP Orders.
Credit Bidding:	Subject to entry of the Final DIP Order, Initial DIP Lender will have the right to credit bid up to the full amount of any secured obligations owed to them in any sale of the Debtors' assets without the need for further court order authorizing the same and whether such sale is effectuated through section 363(k) or 1129(b) of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise.
Representations and Warranties:	The DIP Loan Documents will contain representations and warranties usual and customary for debtor-in-possession financings of this type, together with any other representations and warranties determined by the Initial DIP Lender to be necessary or appropriate for this transaction.

Affirmative Covenants:

The DIP Loan Documents will contain such affirmative covenants as usual and customary for transactions of this type, and any other affirmative covenants determined by the Initial DIP Lender and the Debtors to be necessary or appropriate for this transaction, including, but not limited to: financial statements and other reporting (including, without limitation, a monthly update from the CFO/CEO on results and liquidity upon request by the Initial DIP Lender), milestones, bankruptcy related matters, priority of liens and claims, notices of material events, payment and performance of obligations, maintenance of existence, maintenance of property; insurance, compliance with laws and material contracts, books and records; inspections, use of proceeds, required authorizations, disclosure, further assurances, environmental matters, landlord waivers, cash management and sale process.

Notwithstanding anything to the contrary herein, from and after the date of this DIP Term Sheet, the Borrower shall, and shall cause each of the Guarantors to, without limitation:

(i)            cause the DIP Obligations to, upon and at all times as of entry of the Interim DIP Order: (a) constitute DIP Superpriority Claims having the priority and rights set forth in the Interim DIP Order and (b) be secured by a valid, binding, continuing, enforceable and perfected first priority (subject only to the Carve-Out and the Permitted Prior DIP Liens) security interest in, and Lien, on all Collateral, and for the avoidance of doubt, the DIP Obligations (including, without limitation, the Exit Fee) shall rank senior in right of payment and security to the Prepetition Super Priority Notes and the Prepetition Convertible Notes;

(ii)           provide a monthly update from the CFO/CEO on results and liquidity upon request by the Initial DIP Lender;

(iii)          notify the Initial DIP Lender of any material events; and

(iv)          maintain its existence and property and comply with all laws and material contractual obligations.

Negative Covenants:

The DIP Loan Documents will contain such negative covenants as usual and customary for transactions of this type, and any other negative covenants determined by the Initial DIP Lender and the Debtors to be necessary or appropriate for this transaction, including, but not limited to, restrictions on: indebtedness/guarantees (including (i) no further indebtedness without Initial DIP Lender approval, subject customary and agreed-upon exceptions, and (ii) an Initial DIP Lender ROFR on any incremental debt issuance), liens, distributions, restrictive agreements, payments on indebtedness, consolidations; mergers; acquisitions, investments, transactions with affiliates, modification of material contracts and organizational documents, outbound licenses, foreign subsidiaries, transfers to non-Loan Parties, payments to insiders, budget covenant, capital expenditures, Chapter 11 Case, key employee retention or similar payments, minimum cash balance of $1.5 million for the period from the Petition Date to confirmation of a plan of liquidation and $200,000 for the period after confirmation of a plan of liquidation, conduct of business, compliance with anti-corruption laws, accounting changes, dispositions, burdensome agreements and negative pledges and hazardous materials.

Notwithstanding anything to the contrary herein, from and after the date of this Term Sheet, the Borrower shall not, and shall cause each of its Subsidiaries to not, without limitation:

(i)            maintain a minimum cash balance of $1,500,000 for the period from the Petition Date to confirmation of a plan of liquidation and $200,000 for the period after confirmation of a plan of liquidation (the “Minimum Cash Balance Covenant”);

(ii)           create, incur, assume or permit to exist any indebtedness (other than indebtedness expressly permitted under the DIP Loan Documents and other indebtedness expressly permitted to be incurred pursuant to the DIP Order then in effect);

(iii)          create, incur, assume or permit to exist any liens on any of its property (other than liens expressly granted pursuant to the DIP Order then in effect);

(iv)          make or permit to be made any amendment or change to the DIP Order then in effect without the prior written consent of the Initial DIP Lender;

(v)          subject to the Challenge Period, commence any adversary proceeding, contested matter or other action asserting any claims or defenses or otherwise against the Initial DIP Lender, any Prepetition Super Priority Notes Indenture Secured Party, or any Prepetition Convertible Notes Secured Party with respect to any DIP Loan Document (including the Roll-Up Loans), any Prepetition Super Priority Notes Indenture Document, or any Prepetition Convertibles Notes Indenture Document or any of the liens, claims, rights, benefits or protections granted hereunder or thereunder, or any of the transactions contemplated hereby or thereby;

(vi)          make any disposition of any of its property (including, without limitation, to any subsidiary that is not a Debtor), other than in accordance with the Approved Budget or otherwise with the prior written consent of the Initial DIP Lender;

(vii)         make any disbursements or use any proceeds not in accordance with the Approved Budget;

(viii)        determine that an offer to purchase all or any portion of the Debtor’s assets is a Qualified Bid that does not provide for the payment of all DIP Obligations in full in cash;

(ix)          seek, consent to, or permit to exist, without the prior written consent of the Initial DIP Lender, any order granting authority to take any action that is prohibited by the terms of this DIP Term Sheet, the Interim DIP Order or the other DIP Loan Documents or refrain from taking any action that is required to be taken by the terms of the Interim DIP Order or any of the other DIP Loan Documents; and

(x)            subject to the DIP Order then in effect, object to, contest, delay, prevent, or interfere in any manner with, the exercise of any rights and remedies by the Initial DIP Lender with respect to the Collateral following the occurrence and during the continuance of an Event of Default.

Events of Default:

The events of default under the DIP Facility will include usual and customary events of default, and any other events of default determined by the Initial DIP Lender and the Debtors to be necessary or appropriate for this transaction, including, without limitation: failure to make payments on the obligations under the DIP Loan Documents, cross-default to other indebtedness, breach of covenants (including, without limitation, any breach of the covenants contained in this Term Sheet, breach and/or inaccuracy of representations, bankruptcy (voluntary and involuntary) and insolvency and/or similar events, material judgments, ERISA events, actual or asserted invalidity or impairment of financing documents, loss, termination or defaults under material contracts and change of control.

The events of default shall include, and notwithstanding anything to the contrary herein, from and after the date of this Term Sheet, the following shall be an event of default:

(i)            a definitive credit agreement (the “DIP Credit Agreement”) and any other definitive financing documentation necessary to document the terms of this DIP Term Sheet and in form and substance acceptable to the Initial DIP Lender and the Debtors shall not have been executed by May 18, 2025;

(ii)           the Debtor determines that an offer to purchase all or any portion of the Debtors’ assets is a Qualified Bid that does not provide for the payment of all DIP Obligations in full in cash;

(iii)          the consummation of a sale of all or any portion of the Debtors’ assets that is not an Approved Sale;[1]

(iv)          the reversal or modification of the DIP Roll Up Loans by the Bankruptcy Court without the consent of the Initial DIP Lender or the Bankruptcy Court does not approve the DIP Roll Up Loans;

(v)           failure of the Debtors to use the proceeds of the DIP Loans as set forth in and in compliance with the Approved Budget (subject to variances permitted hereunder);

(vi)          failure of the Debtors to comply with any of the Milestones;

(vii)         subject to the applicable DIP Order then in effect, the Debtors fail to pay any of the fees and expenses of the Lender Professionals as and when due pursuant to the terms of any applicable engagement letters, fee reimbursement letters, the Bankruptcy Code, any Order (including the DIP Orders), or any other orders of the Bankruptcy Court and such failure to pay is not cured within five (5) Business Days after the Debtors receive notice hereof from the Initial DIP Lender; and

(viii)        the modification of the Approved Budget in a manner not acceptable to the Initial DIP Lender in its sole discretion.

1 “Approved Sale” means the disposition of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code consummated in accordance with the Bidding Procedures Order which disposition (i) satisfies in full then outstanding DIP Obligations (as defined in the Interim DIP Order) and (ii) is otherwise approved by the Initial DIP Lender.

Conditions Precedent to Closing and Funding

The conditions precedent under the DIP Facility will include usual and customary and any other conditions determined by the Initial DIP Lender to be necessary or appropriate for this transaction. The occurrence of the Closing Date is subject to each of the conditions precedent set forth below:

(i)            the Initial DIP Lender shall have received from the Debtors the Initial Budget, and the same shall be sufficient to constitute the Approved Budget in effect as of such time;

(ii)           the Debtors shall have commenced the Chapter 11 Cases in the Bankruptcy Court and Petition Date shall have occurred no later than May 8, 2025;

(iii)          the Chapter 11 Cases of any debtor shall not have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code;

(iv)          the reasonable and documented fees, costs, and expenses of the Initial DIP Lender Advisors then payable shall have been paid in full in cash or will be paid on the Closing Date;

(v)           each Debtor shall be a debtor and debtor-in-possession in the Chapter 11 Cases, in each case, in a manner satisfactory to the Initial DIP Lender;

(vi)          not later than the date that is one (1) Business Day after the Petition Date, the Debtors shall have filed with the Bankruptcy Court (a) the first day motions, (b) the DIP Motion, and (c) all other motions and other documents necessary or desirable to be filed with or submitted to the Bankruptcy Court in connection with the Chapter 11 Cases (including the Bidding Procedures Motion) in a form and in substance satisfactory to the Initial DIP Lender and the Debtors;

(vii)         not later than the date that is three (3) calendar days following the Petition Date, the orders approving the first-day motions shall have been entered by the Bankruptcy Court;

(viii)        no trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner shall have been appointed in any of the Cases;

(ix)           the Debtors shall have made no payments after the Petition Date on account of any debt or other obligations arising prior to the Petition Date unless such payment is made pursuant to a Chapter 11 Order and subject to Permitted Variances, in accordance with the Approved Budget;

(x)           the Interim DIP Order (i) shall have been entered by the Bankruptcy Court in the Chapter 11 Cases not later than three (3) calendar days after the Petition Date, (ii) shall be in full force and effect on the Closing Date, (iii) shall not have been vacated or reversed, (iv) shall not be subject to a stay, and (v) shall not have been modified or amended in any respect without the prior written consent of the Initial DIP Lender;

(xi)           the Initial DIP Lender’s pro rata share of the Exit Fee, the Upfront Fee and the Backstop Fee shall have been fully earned and payable upon entry of the Interim DIP Order in accordance with the terms of the DIP Term Sheet;

(xii)          the Bankruptcy Court shall have granted the requisite approval for the DIP Roll Up Loans on the terms set out herein;

(xiii)         the DIP Orders then in effect shall be effective to create, in favor of the Initial DIP Lender, a valid, binding, enforceable and fully and automatically perfected Lien on the DIP Collateral, on the basis and with the priority set forth therein; and

(xiv)        each Milestone required to be satisfied prior to the Closing Date shall have been satisfied (or waived) in accordance with the terms hereof.

Expenses:	Professional fees for Debtors and Initial DIP Lender to be paid from the proceeds of the DIP Facility in accordance with the Approved Budget and the DIP Orders.
Tax:	In the event that the Successful Bidder is the Initial DIP Lender, the Loan Parties shall use commercially reasonable efforts to take all actions necessary to structure the sale in a manner intended to qualify as a reorganization within the meaning of Section 368(a)(1)(G) of the Code, including cooperating in good faith with the Initial DIP Lender and its advisors in connection therewith, to the extent the Loan Parties and the Initial DIP Lender each agree that such structure is the most tax efficient manner for the sale.
Marshalling; 552(b) Waiver and Waiver of 506(c) Claims:	Upon entry of the final DIP Order, waiver of the equitable doctrine of “marshalling” and waivers of claims for necessary costs and expenses of preserving or disposing of property securing an allowed secured claim pursuant to section 506(c) and the section 552 “equities of the case” exception.
Miscellaneous:	This DIP Term Sheet does not purport to summarize all of the conditions, covenants, representations, warranties, events of default and other terms and provisions which would be contained in the DIP Loan Documents, if any, relating to matters covered hereby, all of which shall be acceptable in form and substance to the Initial DIP Lender and the Debtors.

Indaba Capital Fund, L.P.

By: Indaba Capital Management, L.P., its Investment Manager
By:	/s/ Eduard Sent
Name: Eduard Sent
Title: Partner

DEBTORS:
Accelerate Diagnostics, Inc. Accelerate Diagnostics Texas, LLC
By:	/s/ Jack Phillips
Name: Jack Phillips
Title: President and Chief Executive Officer